Exhibit 23.3

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-1 of our report dated March 30, 2015, with respect to the consolidated financial statements of Farmers & Merchants Bancshares, Inc. and subsidiary, appearing in the Prospectus, which is a part of this Registration Statement. We further consent to the use of our name as it appears under the caption “Experts.”

/s/ Harper & Pearson Company, P.C.

Houston, Texas

August 21, 2015